Exhibit 99.1

Radian Announces Third Quarter 2021 Financial Results

-- GAAP net income of $126 million, or $0.67 per diluted share --

-- Adjusted diluted net operating income of $0.67 per diluted share --

-- New Insurance Written of $26.6 billion, grows 23% quarter-over-quarter --

-- Primary mortgage insurance in force grows $4.3 billion to $241.6 billion quarter-over-quarter --

-- Book value per share grows 9% year-over-year to $23.48 --

-- homegenius revenues grow 51% year-over-year to $45.1 million --

-- Company purchases 7.1 million shares or $158.3 million of Radian Group common stock during the three months ended September 30th --

WAYNE, Pa.--(BUSINESS WIRE)--November 2, 2021--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2021, of $126.4 million, or $0.67 per diluted share. This compares with net income for the quarter ended September 30, 2020, of $135.1 million, or $0.70 per diluted share.

Key Financial Highlights (dollars in millions, except per-share amounts)

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net income (1)	$126.4	$155.2	$135.1
Diluted net income per share	$0.67	$0.80	$0.70
Consolidated pretax income	$161.6	$195.5	$161.2
Adjusted pretax operating income (2)	$160.6	$184.7	$145.0
Adjusted diluted net operating income per share (2)(3)	$0.67	$0.75	$0.59
Return on equity (1)(4)	11.8%	14.5%	13.3%
Adjusted net operating return on equity (2)(3)	11.8%	13.6%	11.3%
New Insurance Written (NIW) - mortgage insurance	$26,558	$21,662	$33,320
Net premiums earned - mortgage insurance	$236.9	$247.1	$283.4
New defaults (5)	8,132	8,145	20,508
Provision for losses - mortgage insurance	$16.8	$3.3	$87.8
Book value per share (6)	$23.48	$23.02	$21.52
PMIERs Available Assets (7)	$5,262	$5,042	$4,469
PMIERs excess Available Assets (8)	$1,741	$1,857	$970
Total Holding Company Liquidity (9)	$1,036	$1,191	$1,376
Total investments	$6,658	$6,682	$6,585
Primary mortgage insurance in force	$241,575	$237,302	$245,467
Percentage of primary loans in default (10)	3.4%	4.0%	5.9%
Mortgage insurance loss reserves	$888	$881	$822
homegenius revenues	$45.1	$33.5	$29.8
(1)

Net income for the third quarter of 2021 includes a pretax net gain on investments and other financial instruments of $2.1 million, compared to a pretax net gain on investments and other financial instruments of $15.7 million in the second quarter of 2021 and a pretax net gain on investments and other financial instruments for the third quarter of 2020 of $17.7 million.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21 percent.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)	Represents the number of new defaults reported during the period on loans related to primary mortgage insurance policies.
(6)	Book value per share includes accumulated other comprehensive income (loss) of $0.84 as of September 30, 2021, $0.95 as of June 30, 2021 and $1.21 as of September 30, 2020.
(7)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(8)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(9)	Represents Radian Group's total liquidity, including the $35 million minimum liquidity requirement and available capacity under its unsecured revolving credit facility.
(10)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended September 30, 2021, was $160.6 million, or $0.67 per diluted share. This compares with adjusted pretax operating income for the quarter ended September 30, 2020, of $145.0 million, or $0.59 per diluted share.

Book value as of September 30, 2021, was $4.3 billion, an increase of 3 percent compared to $4.1 billion as of September 30, 2020. Book value per share at September 30, 2021, was $23.48, an increase of 9 percent compared to $21.52 at September 30, 2020.

“We continue to see strong growth in the housing and real estate markets, driven by historically low interest rates and robust demand. And while we continue to closely monitor the pandemic and the economic environment, we are encouraged by the favorable credit trends within our insured portfolio," said Radian’s Chief Executive Officer Rick Thornberry. “We reported net income of $126 million, increased book value per share by 9% year-over-year, grew our primary mortgage insurance in-force portfolio to $241.6 billion and reported a year-over-year increase in homegenius revenue of 51%. These results reflect the momentum of our businesses, the strength of our products and customer relationships, and the dedication of our team.”

THIRD QUARTER HIGHLIGHTS

  NIW was $26.6 billion in the third quarter of 2021, compared to $21.7 billion in the second quarter of 2021, and $33.3 billion in the third quarter of 2020.
    Of the $26.6 billion in NIW in the third quarter of 2021, 93.8 percent was written with monthly and other recurring premiums, compared to 93.1 percent in the second quarter of 2021, and 90.0 percent in the third quarter of 2020.
    Refinances accounted for 10.2 percent of total NIW in the third quarter of 2021, compared to 22.9 percent in the second quarter of 2021, and 29.5 percent in the third quarter of 2020.
  Total primary mortgage insurance in force as of September 30, 2021, increased to $241.6 billion, an increase of 1.8 percent compared to $237.3 billion as of June 30, 2021, and a decrease of 1.6 percent compared to $245.5 billion as of September 30, 2020. The year-over-year decrease included a 25.1 percent decline in single premium policy insurance in force, partially offset by a 5.8 percent increase in monthly premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 60.8 percent for the twelve months ended September 30, 2021, compared to 57.7 percent for the twelve months ended June 30, 2021, and 65.6 percent for the twelve months ended September 30, 2020.
    Annualized persistency for the three months ended September 30, 2021, was 67.5 percent, compared to 66.3 percent for the three months ended June 30, 2021, and 60.0 percent for the three months ended September 30, 2020.
  Net mortgage insurance premiums earned were $236.9 million for the quarter ended September 30, 2021, compared to $247.1 million for the quarter ended June 30, 2021, and $283.4 million for the quarter ended September 30, 2020.
    Mortgage insurance in force portfolio premium yield was 40.3 basis points in the third quarter of 2021, compared to 41.1 basis points in the second quarter of 2021, and 43.2 basis points in the third quarter of 2020.
    The impact of single premium policy cancellations before consideration of reinsurance represented 4.3 basis points of direct premium yield in the third quarter of 2021, 5.3 basis points in the second quarter of 2021, and 10.7 basis points in the third quarter of 2020.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 39.6 basis points in the third quarter of 2021, 41.5 basis points in the second quarter of 2021, and 46.6 basis points in the third quarter of 2020.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $16.8 million in the third quarter of 2021, compared to $3.3 million in the second quarter of 2021, and $87.8 million in the third quarter of 2020.
    The increase in the third quarter of 2021 compared to the second quarter of 2021 was primarily related to less favorable development on prior period reserves, as compared to the second quarter of 2021. Both periods were impacted by more favorable trends in cures than originally estimated. The decrease in the third quarter of 2021 compared to the third quarter of 2020 was driven primarily by a significant decrease in primary new default notices related to the effects of the COVID-19 pandemic.
    The number of primary delinquent loans was 33,795 as of September 30, 2021, compared to 40,464 as of June 30, 2021, and 62,737 as of September 30, 2020.
    The loss ratio in the third quarter of 2021 was 7.1 percent, compared to 1.3 percent in the second quarter of 2021, and 31.0 percent in the third quarter of 2020.
    Total mortgage insurance claims paid were $10.2 million in the third quarter of 2021, compared to $4.2 million in the second quarter of 2021, and $10.8 million in the third quarter of 2020. Excluding the impact of commutations and settlements, claims paid were $6.3 million in the third quarter of 2021, compared to $4.2 million in the second quarter of 2021, and $11.1 million in the third quarter of 2020.
  Radian's homegenius segment offers a broad array of title, valuation, asset management, software-as-a-service and other real estate services to mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the third quarter of 2021 were $45.1 million, compared to $33.5 million for the second quarter of 2021, and $29.8 million for the third quarter of 2020.
    The increase in revenues for the homegenius segment in the third quarter of 2021 compared to the second quarter of 2021 and the third quarter of 2020 was primarily driven by increases in net title premiums earned and services revenue attributable to our title and asset management businesses.

    homegenius Profitability Metrics
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, for the quarter ended September 30, 2021 was $5.6 million, compared to $9.2 million for the quarter ended June 30, 2021, and $5.0 million for the quarter ended September 30, 2020.
    Adjusted pretax operating loss before allocated corporate operating expenses for the homegenius segment for the quarter ended September 30, 2021 was $0.6 million, compared to $4.5 million for the quarter ended June 30, 2021, and $1.8 million for the quarter ended September 30, 2020. Additional details regarding the homegenius results and related non-GAAP measures may be found in Exhibits F and G.
    Adjusted gross profit for the homegenius segment for the quarter ended September 30, 2021 was $17.9 million, compared to $11.7 million for the quarter ended June 30, 2021, and $11.3 million for the quarter ended September 30, 2020. Additional details regarding the homegenius results and related non-GAAP measures may be found in Exhibits F and G.
  Other operating expenses were $86.5 million in the third quarter of 2021, compared to $86.5 million in the second quarter of 2021, and $69.4 million in the third quarter of 2020.
    The increase in the third quarter of 2021 compared to the third quarter of 2020 was driven primarily by an increase in incentive compensation expense and a decrease in ceding commissions.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of September 30, 2021, Radian Group maintained $768.4 million of available liquidity. Total liquidity, which includes the company’s $267.5 million unsecured revolving credit facility, was $1.0 billion as of September 30, 2021.
  During the quarter ended September 30, 2021, the company repurchased 7.1 million shares of Radian Group common stock at a total cost of $158.3 million, including commissions. As of September 30, 2021, purchase authority of up to $142.0 million remained available under this program. The current share repurchase authorization expires on August 31, 2022.
  In addition, in October the Company purchased an additional 2.0 million shares, or approximately $46.5 million of Radian Group common stock, including commissions. After the repurchases in October, purchase authority of up to approximately $95.5 million remained available under the existing program.
  On August 11, 2021, Radian Group’s Board of Directors authorized a regular quarterly dividend on its common stock in the amount of $0.14 per share and the dividend was paid on September 2, 2021.

Radian Guaranty

  At September 30, 2021, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.3 billion, resulting in excess available resources or a “cushion” of $1.7 billion, or 49 percent, over its Minimum Required Assets.
  As of September 30, 2021, 63 percent of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.0 billion reduction of Minimum Required Assets under PMIERs.

RECENT EVENTS

Insurance-Linked Note

As previously announced, Radian Guaranty expects to obtain up to $484.1 million of credit-risk protection from Eagle Re 2021-2 Ltd. (Eagle Re), covering an existing portfolio of mortgage insurance policies written predominantly from January 1,2021 through and including July 31, 2021. Eagle Re will finance the coverage through the issuance of ILNs to capital markets investors of $484.1 million aggregate principal amount of 12.5-year mortgage insurance-linked notes, in an unregistered private offering that priced on October 29, 2021. The offering is expected to close on or about November 9, 2021. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty. Radian Guaranty's related PMIERs credit under this ILN transaction will be subject to GSE approval. As of September 30, 2021, assuming the November ILN transaction described above closes on or about November 9, 2021, as expected:

  Radian Guaranty's Minimum Required Assets would have decreased by approximately $480 million, which would have resulted in an increase in PMIERs excess Available Assets or "cushion" to $2.2 billion, or 73 percent over the Minimum Required Assets.
  Radian Guaranty's primary mortgage insurance risk in force that is subject to some form of risk distribution would have increased to 80 percent, providing a $1.5 billion reduction of Minimum Required Assets under PMIERs.

CONFERENCE CALL

Radian will discuss third quarter 2021 financial results in a conference call tomorrow, Wednesday, November 3, 2021, at 11:00 a.m. Eastern daylight time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 800.447.0521 inside the U.S., or 847.413.3238 for international callers, using passcode 50246248 by referencing Radian.

A digital replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts using passcode 50246248.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and homegenius adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and homegenius adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related homegenius profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management, software-as-a service and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2021			2020
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3

Revenues:
Net premiums earned	$249,118	$254,756	$271,872	$302,140	(1)	$286,471
Services revenue	37,773	29,464	22,895	11,440	(1)	33,943
Net investment income	35,960	36,291	38,251	38,115		36,255
Net gains (losses) on investments and other financial instruments	2,098	15,661	(5,181)	17,376		17,652
Other income	809	822	976	790		913
Total revenues	325,758	336,994	328,813	369,861		375,234

Expenses:
Provision for losses	17,305	3,648	46,143	56,664		88,084
Policy acquisition costs	7,924	4,838	8,996	7,395		10,166
Cost of services	30,520	24,615	20,246	21,600		24,353
Other operating expenses	86,479	86,469	70,262	81,641		69,377
Interest expense	21,027	21,065	21,115	21,169		21,088
Amortization and impairment of other acquired intangible assets	862	863	862	2,225		961
Total expenses	164,117	141,498	167,624	190,694		214,029

Pretax income	161,641	195,496	161,189	179,167		161,205
Income tax provision	35,229	40,290	35,581	31,154		26,102
Net income	$126,412	$155,206	$125,608	$148,013		$135,103

Diluted net income per share	$0.67	$0.80	$0.64	$0.76		$0.70
(1)

Includes the impact of a line item reclassification recorded in the fourth quarter to correct earlier periods in 2020, which increased net premiums earned and decreased services revenue by $7.8 million each. See Exhibit E for additional detail by period related to this out-of-period adjustment reflected in our All Other results.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2021			2020
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3
Net income —basic and diluted	$126,412	$155,206	$125,608	$148,013		$135,103

Average common shares outstanding—basic	186,741	193,436	193,439	193,248		193,176
Dilutive effect of stock-based compensation arrangements (1)	1,301	1,202	1,764	1,415		980
Adjusted average common shares outstanding—diluted	188,042	194,638	195,203	194,663		194,156

Basic net income per share	$0.68	$0.80	$0.65	$0.77	.	$0.70

Diluted net income per share	$0.67	$0.80	$0.64	$0.76		$0.70
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	—	—	—	324	710

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per-share amounts)	2021	2021	2021	2020	2020

Assets:
Investments	$6,658,487	$6,681,659	$6,671,874	$6,788,442	$6,584,577
Cash	154,709	134,939	102,776	87,915	82,020
Restricted cash	1,866	2,968	20,987	6,231	4,424
Accrued investment income	33,258	32,223	34,841	34,047	36,093
Accounts and notes receivable	166,730	153,128	134,075	121,294	145,164
Reinsurance recoverables	76,048	75,411	76,664	73,202	66,515
Deferred policy acquisition costs	16,823	17,873	15,652	18,305	17,926
Property and equipment, net	74,170	74,288	78,309	80,457	88,717
Goodwill and other acquired intangible assets, net	20,456	21,318	22,181	23,043	25,268
Other assets	839,061	815,261	763,502	715,085	726,641
Total assets	$8,041,608	$8,009,068	$7,920,861	$7,948,021	$7,777,345

Liabilities and stockholders’ equity:
Unearned premiums	$348,322	$373,031	$406,689	$448,791	$501,787
Reserve for losses and loss adjustment expense	893,155	885,498	887,355	848,413	825,792
Senior notes	1,408,502	1,407,545	1,406,603	1,405,674	1,404,759
FHLB advances	172,649	153,983	138,833	176,483	141,058
Reinsurance funds withheld	290,502	285,406	282,345	278,555	318,773
Net deferred tax liability	286,957	266,330	210,571	213,897	166,136
Other liabilities	383,585	303,442	353,173	291,855	296,661
Total liabilities	3,783,672	3,675,235	3,685,569	3,663,668	3,654,966

Common stock	200	207	210	210	210
Treasury stock	(920,355)	(920,225)	(910,347)	(910,115)	(909,745)
Additional paid-in capital	2,012,870	2,161,857	2,242,950	2,245,897	2,238,869
Retained earnings	3,012,997	2,913,138	2,785,744	2,684,636	2,561,076
Accumulated other comprehensive income	152,224	178,856	116,735	263,725	231,969
Total stockholders’ equity	4,257,936	4,333,833	4,235,292	4,284,353	4,122,379
Total liabilities and stockholders’ equity	$8,041,608	$8,009,068	$7,920,861	$7,948,021	$7,777,345

Shares outstanding	181,336	188,290	191,311	191,606	191,556

Book value per share	$23.48	$23.02	$22.14	$22.36	$21.52
Debt to capital ratio (1)	24.9%	24.5%	24.9%	24.7%	25.4%
Risk to capital ratio-Radian Guaranty only	11.4:1	11.4:1	11.9:1	12.7:1	13.2:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D

	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations (1)	$239,786	$243,077	$256,905	$272,331	$259,889
Single Premium Policy cancellations	25,592	31,592	38,510	53,526	65,667
Total direct - Mortgage (1)	265,378	274,669	295,415	325,857	325,556

Assumed - Mortgage: (2)	1,683	1,615	2,298	2,615	2,946

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(27,662)	(27,324)	(25,373)	(27,229)	(25,120)
Single Premium Policy cancellations (3)	(7,338)	(9,036)	(11,109)	(15,197)	(18,679)
Profit commission - other (4)	4,806	7,162	3,433	770	(1,347)
Total ceded premiums - Mortgage (5)	(30,194)	(29,198)	(33,049)	(41,656)	(45,146)
Net premiums earned - Mortgage (1)	236,867	247,086	264,664	286,816	283,356
Net premiums earned - homegenius (6)	12,251	7,670	7,208	7,572	7,099
Net premiums earned - All Other (6)	—	—	—	7,752	(3,984)
Net premiums earned (1)	$249,118	$254,756	$271,872	$302,140	$286,471
(1)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(2)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
(6)	See Exhibit E for additional information on changes that impacted our reported segment results for all periods.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended September 30, 2021
(In thousands)	Mortgage	homegenius	All Other	Inter-segment	Total
Net premiums written (1)	$228,116	$12,251	$—	$—	$240,367
(Increase) decrease in unearned premiums	8,751	—	—	—	8,751
Net premiums earned	236,867	12,251	—	—	249,118
Services revenue	5,027	32,805	27	(86)	37,773
Net investment income	32,158	35	3,767	—	35,960
Other income	607	—	202	—	809
Total	274,659	45,091	3,996	(86)	323,660

Provision for losses	16,794	540	—	(29)	17,305
Policy acquisition costs	7,924	—	—	—	7,924
Cost of services	3,865	26,646	9	—	30,520
Other operating expenses before allocated corporate operating expenses (2)	27,584	18,544	905	(57)	46,976
Interest expense (3)	21,027	—	—	—	21,027
Total (4)	77,194	45,730	914	(86)	123,752
Adjusted pretax operating income (loss) before allocated corporate operating expenses	197,465	(639)	3,082	—	199,908
Allocation of corporate operating expenses	34,341	4,918	—	—	39,259
Adjusted pretax operating income (loss)	$163,124	$(5,557)	$3,082	$—	$160,649
	Three Months Ended September 30, 2020
(In thousands)	Mortgage	homegenius	All Other	Inter-segment	Total
Net premiums written (1)	$259,278	$7,099	$(3,984)	$—	$262,393
(Increase) decrease in unearned premiums	24,078	—	—	—	24,078
Net premiums earned	283,356	7,099	(3,984)	—	286,471
Services revenue	3,914	22,627	8,267	(865)	33,943
Net investment income	32,054	67	4,134	—	36,255
Other income	689	—	224	—	913
Total	320,013	29,793	8,641	(865)	357,582

Provision for losses	87,753	370	—	(39)	88,084
Policy acquisition costs	10,166	—	—	—	10,166
Cost of services	2,908	18,085	4,127	(767)	24,353
Other operating expenses before allocated corporate operating expenses (2)	21,635	13,136	1,824	(59)	36,536
Interest expense (3) (5)	21,088	—	—	—	21,088
Total (4)	143,550	31,591	5,951	(865)	180,227
Adjusted pretax operating income (loss) before allocated corporate operating expenses	176,463	(1,798)	2,690	—	177,355
Allocation of corporate operating expenses	29,127	3,248	—	—	32,375
Adjusted pretax operating income (loss)	$147,336	$(5,046)	$2,690	$—	$144,980

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 4)

	Mortgage
	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums written (1) (6)	$228,116	$231,027	$246,874	$261,244	$259,278
(Increase) decrease in unearned premiums	8,751	16,059	17,790	25,572	24,078
Net premiums earned	236,867	247,086	264,664	286,816	283,356
Services revenue	5,027	3,732	4,351	3,717	3,914
Net investment income	32,158	32,842	34,013	34,235	32,054
Other income	607	641	769	735	689
Total	274,659	284,301	303,797	325,503	320,013

Provision for losses	16,794	3,334	45,869	56,312	87,753
Policy acquisition costs	7,924	4,838	8,996	7,395	10,166
Cost of services	3,865	3,161	3,192	3,245	2,908
Other operating expenses before allocated corporate operating expenses (2)	27,584	27,441	22,454	21,974	21,635
Interest expense (3) (5)	21,027	21,065	21,115	21,169	21,088
Total (4)	77,194	59,839	101,626	110,095	143,550
Adjusted pretax operating income before allocated corporate operating expenses	197,465	224,462	202,171	215,408	176,463
Allocation of corporate operating expenses	34,341	33,000	27,884	31,102	29,127
Adjusted pretax operating income	$163,124	$191,462	$174,287	$184,306	$147,336
	homegenius (5)
	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums earned (7)	$12,251	$7,670	$7,208	$7,572	$7,099
Services revenue (4) (7)	32,805	25,750	18,550	15,958	22,627
Net investment income	35	31	37	43	67
Total	45,091	33,451	25,795	23,573	29,793

Provision for losses	540	335	296	392	370
Cost of services	26,646	21,433	17,028	15,706	18,085
Other operating expenses before allocated corporate operating expenses (2)	18,544	16,160	14,928	15,238	13,136
Total (4)	45,730	37,928	32,252	31,336	31,591
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(639)	(4,477)	(6,457)	(7,763)	(1,798)
Allocation of corporate operating expenses	4,918	4,721	3,996	3,369	3,248
Adjusted pretax operating income (loss)	$(5,557)	$(9,198)	$(10,453)	$(11,132)	$(5,046)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 4)

	All Other (5) (8)
	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums earned (7)	$—	$—	$—	$7,752	$(3,984)
Services revenue (4) (7)	27	44	53	(7,963)	8,267
Net investment income	3,767	3,418	4,201	3,837	4,134
Other income	202	181	207	55	224
Total	3,996	3,643	4,461	3,681	8,641

Cost of services	9	19	28	2,835	4,127
Other operating expenses (2)	905	1,169	951	3,033	1,824
Total	914	1,188	979	5,868	5,951
Adjusted pretax operating income (loss)	$3,082	$2,455	$3,482	$(2,187)	$2,690
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(3)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(4)	Inter-segment information:
	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Inter-segment revenue included in:
Mortgage	$—	$—	$—	$—	$—
homegenius	86	62	59	86	98
All Other	—	—	—	186	767
Total inter-segment revenue	$86	$62	$59	$272	$865

Inter-segment expense included in:
Mortgage	$86	$62	$59	$86	$98
homegenius	—	—	—	186	767
All Other	—	—	—	—	—
Total inter-segment expense	$86	$62	$59	$272	$865

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 4)

Notes continued from prior page.
(5)

The wind-down of our traditional appraisal business announced in the fourth quarter of 2020 caused the composition of our reportable segments to change, including all activity related to that business and certain other adjustments to services revenue now being reflected in All Other activities. In addition, there were certain other immaterial reclassifications to net investment income and interest expense. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(6)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(7)

In the fourth quarter of 2020, we reclassified certain revenue previously reflected in the homegenius segment results as services revenue to net premiums earned. As a result, for the third quarter of 2020, on the homegenius segment, net premiums earned has been increased and services revenue has been decreased, with offsetting adjustments reflected in All Other activities.

(8)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; (iii) for all periods presented, the income and expenses related to our traditional appraisal services; and (iv) certain other immaterial revenue and expense items.

Selected Mortgage Key Ratios

	2021			2020
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Loss ratio (1)	7.1%	1.3%	17.3%	19.6%	31.0%
Expense ratio (2)	29.5%	26.4%	22.4%	21.1%	21.5%
(1)	Calculated as provision for losses on a GAAP basis expressed as a percentage of net premiums earned.
(2)	Calculated as operating expenses (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses) on a GAAP basis expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business: and (iii) acquistion-related income and expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity and homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Consolidated pretax income	$161,641	$195,496	$161,189	$179,167	$161,205
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	2,098	15,661	(5,181)	17,376	17,652
Amortization and impairment of other acquired intangible assets	(862)	(863)	(862)	(2,225)	(961)
Impairment of other long-lived assets and other non-operating items (1)	(244)	(4,021)	(84)	(6,971)	(466)
Total adjusted pretax operating income (2)	$160,649	$184,719	$167,316	$170,987	$144,980
(1)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss):
Mortgage segment	$163,124	$191,462	$174,287	$184,306	$147,336
homegenius segment	(5,557)	(9,198)	(10,453)	(11,132)	(5,046)
All Other activities	3,082	2,455	3,482	(2,187)	2,690
Total adjusted pretax operating income	$160,649	$184,719	$167,316	$170,987	$144,980

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2021			2020
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Diluted net income per share	$0.67	$0.80	$0.64	$0.76	$0.70

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.01	0.08	(0.03)	0.09	0.09
Amortization and impairment of other acquired intangible assets	—	—	—	(0.01)	—
Impairment of other long-lived assets and other non-operating items	—	(0.02)	—	(0.04)	—
Income tax (provision) benefit on reconciling income (expense) items (1)	—	(0.01)	0.01	(0.01)	(0.02)
Difference between statutory and effective tax rate	(0.01)	—	(0.02)	0.04	0.04
Per-share impact of reconciling income (expense) items	—	0.05	(0.04)	0.07	0.11
Adjusted diluted net operating income per share (1)	$0.67	$0.75	$0.68	$0.69	$0.59
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2021			2020
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Return on equity (1)	11.8%	14.5%	11.8%	14.1%	13.3%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	0.2	1.5	(0.5)	1.7	1.7
Amortization and impairment of other acquired intangible assets	(0.1)	(0.1)	(0.1)	(0.2)	(0.1)
Impairment of other long-lived assets and other non-operating items	—	(0.4)	—	(0.7)	—
Income tax (provision) benefit on reconciling income (expense) items (3)	—	(0.2)	0.1	(0.2)	(0.3)
Difference between statutory and effective tax rate	(0.1)	0.1	(0.1)	0.6	0.7
Impact of reconciling income (expense) items	—	0.9	(0.6)	1.2	2.0
Adjusted net operating return on equity	11.8%	13.6%	12.4%	12.9%	11.3%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2021			2020
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
homegenius adjusted pretax operating income (loss)	$(5,557)	$(9,198)	$(10,453)	$(11,132)	$(5,046)
Less reconciling income (expense) items:
Allocation of corporate operating expenses	(4,918)	(4,721)	(3,996)	(3,369)	(3,248)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(639)	(4,477)	(6,457)	(7,763)	(1,798)
Less reconciling income (expense) items:
Other operating expenses before allocated corporate operating expenses	(18,544)	(16,160)	(14,928)	(15,238)	(13,136)
homegenius adjusted gross profit	$17,905	$11,683	$8,471	$7,475	$11,338

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses", "homegenius adjusted gross profit," “homegenius adjusted pretax operating margin before allocated corporate operating expenses” and “homegenius adjusted pretax operating margin" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2021			2020
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

New insurance written ("NIW")	$26,558	$21,662	$20,161	$29,781	$33,320

Percentage of NIW
Borrower-paid	99.2%	99.1%	99.2%	99.2%	98.5%

Percentage by premium type
Direct monthly and other recurring premiums	93.8%	93.1%	90.2%	91.4%	90.0%
Borrower-paid (1) (2)	6.0	6.6	9.4	8.3	9.0
Lender-paid (1)	0.2	0.3	0.4	0.3	1.0
Direct single premiums (1)	6.2	6.9	9.8	8.6	10.0
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW for purchases	89.8%	77.1%	59.1%	64.6%	70.5%
NIW for refinances	10.2%	22.9%	40.9%	35.4%	29.5%

Percentage of NIW by FICO score (3)
>=740	56.0%	61.4%	64.3%	64.7%	66.2%
680-739	34.9	33.1	31.5	31.5	30.7
620-679	9.1	5.5	4.2	3.8	3.1
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage by LTV
95.01% and above	12.1%	10.9%	8.0%	8.9%	9.7%
90.01% to 95.00%	46.7	40.4	31.6	34.7	39.6
85.01% to 90.00%	26.5	27.6	31.3	29.8	28.3
85.00% and below	14.7	21.1	29.1	26.6	22.4
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Percentages exclude the impact of reinsurance.
(2)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(3)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2021	2021	2021	2020	2020
Primary insurance in force (1)
Prime	$238,047	$233,543	$234,980	$242,044	$241,166
Alt-A and A minus and below	3,528	3,759	3,941	4,100	4,301
Primary	$241,575	$237,302	$238,921	$246,144	$245,467

Primary risk in force (1) (2)
Prime	$58,585	$57,155	$57,579	$59,689	$59,972
Alt-A and A minus and below	836	885	929	967	1,017
Primary	$59,421	$58,040	$58,508	$60,656	$60,989

Percentage of primary risk in force
Direct monthly and other recurring premiums	82.7%	81.2%	80.0%	79.1%	76.8%
Direct single premiums	17.3%	18.8%	20.0%	20.9%	23.2%

Percentage of primary risk in force by FICO score (3)
>=740	57.3%	57.5%	57.2%	57.5%	57.6%
680-739	34.8	34.8	34.9	34.6	34.3
620-679	7.4	7.2	7.3	7.3	7.5
<=619	0.5	0.5	0.6	0.6	0.6
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.6%	14.5%	14.4%	14.4%	14.3%
90.01% to 95.00%	48.9	48.5	48.6	49.3	50.1
85.01% to 90.00%	27.8	28.1	28.2	28.0	27.9
85.00% and below	8.7	8.9	8.8	8.3	7.7
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	5.2%	5.7%	6.1%	6.2%	6.6%
2009 - 2015	7.4	8.7	9.9	11.3	13.3
2016	5.1	6.0	6.8	7.6	8.9
2017	5.7	6.8	8.0	9.1	10.7
2018	6.1	7.3	8.7	9.8	11.7
2019	11.4	13.6	15.6	17.8	20.6
2020	32.1	35.4	37.2	38.2	28.2
2021	27.0	16.5	7.7	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,928	$2,345	$2,910	$3,250	$3,747

Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.
	September 30,	June 30,		March 31,		December 31,		September 30,
	2021	2021		2021		2020		2020
Persistency Rate (12 months ended)	60.8%	57.7%	(4)	57.2%	(4)	61.2%	(4)	65.6%	(4)
Persistency Rate (quarterly, annualized) (5)	67.5%	66.3%		62.5%		60.4%	(4)	60.0%	(4)
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(5)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves
Exhibit J

	2021			2020
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net claims paid: (1)
Total primary claims paid	$5,330	$4,870	$6,611	$8,353	$11,331
Total pool and other	991	(649)	(138)	70	(230)
Subtotal	6,321	4,221	6,473	8,423	11,101
Impact of commutations and settlements (2)	3,915	—	4,000	32,170	(267)
Total net claims paid	$10,236	$4,221	$10,473	$40,593	$10,834

Total average net primary claims paid (1) (3)	$42.0	$46.8	$43.8	$46.9	$46.4

Average direct primary claims paid (3) (4)	$43.2	$48.4	$45.5	$48.5	$47.8
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)

Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans. For the first quarter of 2021 and the fourth quarter of 2020, primarily includes payments made to settle certain previously disclosed legal proceedings.

(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except per default amounts)	2021	2021	2021	2020	2020

Reserve for losses by category (1)
Mortgage reserves
Prime	$763,071	$750,699	$751,100	$711,245	$655,754
Alt-A and A minus and below	88,080	90,065	90,455	88,269	88,879
IBNR and other	3,788	5,464	6,626	9,966	43,153
LAE	21,400	21,180	21,212	20,172	18,745
Total primary reserves	876,339	867,408	869,393	829,652	806,531
Total pool reserves	11,413	13,085	13,175	14,163	14,779
Total 1st lien reserves	887,752	880,493	882,568	843,815	821,310
Other	269	270	270	292	398
Total Mortgage reserves	888,021	880,763	882,838	844,107	821,708
homegenius reserves	5,134	4,735	4,517	4,306	4,084
Total reserves	$893,155	$885,498	$887,355	$848,413	$825,792

Primary reserve per primary default excluding IBNR and other	$25,822	$21,304	$17,219	$14,759	$12,168
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Default Statistics
Exhibit K

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Default Statistics
Primary Insurance:
Prime
Number of insured loans	975,565	976,344	996,082	1,031,736	1,043,450
Number of loans in default	30,503	36,826	45,929	51,032	58,057
Percentage of loans in default	3.13%	3.77%	4.61%	4.95%	5.56%

Alt-A and A minus and below
Number of insured loans	22,843	24,205	25,282	26,208	27,310
Number of loans in default	3,292	3,638	4,177	4,505	4,680
Percentage of loans in default	14.41%	15.03%	16.52%	17.19%	17.14%

Total Primary
Number of insured loans	998,408	1,000,549	1,021,364	1,057,944	1,070,760
Number of loans in default	33,795	40,464	50,106	55,537	62,737
Percentage of loans in default	3.38%	4.04%	4.91%	5.25%	5.86%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit L

	2021			2020
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$(1,304)	$(7,032)	$(2,852)	$(1,117)	$2,119
% of premiums written	(0.5)%	(2.8)%	(1.1)%	(0.4)%	0.8%
Ceded premiums earned	$13,506	$13,491	$20,788	$29,510	$36,742
% of premiums earned	4.8%	4.8%	6.8%	8.6%	11.2%
Ceding commissions written	$(7,861)	$(2,362)	$(2,949)	$(3,847)	$(4,984)
Ceding commissions earned (2)	$7,087	$7,920	$10,407	$13,197	$17,038
Profit commission	$13,630	$17,935	$16,350	$18,406	$20,425
Ceded losses	$883	$(1,007)	$3,661	$7,106	$10,189

Excess-of-Loss Program
Ceded premiums written	$15,434	$18,524	$11,482	$15,240	$7,499
% of premiums written	6.1%	7.4%	4.4%	5.2%	2.8%
Ceded premiums earned	$16,581	$15,601	$12,154	$12,037	$8,290
% of premiums earned	5.9%	5.5%	4.0%	3.7%	2.5%

Ceded RIF (3)
Single Premium QSR Program	$5,439,056	$5,728,142	$6,147,808	$6,646,812	$7,358,932
Excess-of-Loss Program	1,873,426	1,952,900	1,525,100	1,560,600	1,170,200
QSR Program	232,539	268,337	317,827	381,787	454,585
Total Ceded RIF	$7,545,021	$7,949,379	$7,990,735	$8,589,199	$8,983,717

PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$659,151	$907,112	$673,957	$912,734	$783,842
Single Premium QSR Program	328,339	355,115	388,536	423,712	469,625
QSR Program	14,116	16,545	19,378	22,712	26,213
Total PMIERs impact	$1,001,606	$1,278,772	$1,081,871	$1,359,158	$1,279,680
(1)	Net of profit commission.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2021			2020
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Ceding commissions	$(5,638)	$(6,501)	$(7,689)	$(10,436)	$(12,337)
(3)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic, which has had wide-ranging and continually evolving effects. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which has caused significant economic disruption, high unemployment, periods of volatility and disruption in financial markets, and required adjustments in the housing finance system and real estate markets. The COVID-19 pandemic has adversely impacted our businesses, and the COVID-19 pandemic could further impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors—The COVID-19 pandemic has adversely impacted us, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope, severity and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  changes in economic conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto and potential changes to the Mortgage Guaranty Insurance Model Act currently under consideration;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include further changes in response to the COVID-19 pandemic, changes in furtherance of housing policy objectives such as the current FHFA focus on increasing the accessibility and affordability of homeownership for low-and-moderate income borrowers and minority communities, changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, changes in the GSEs’ interpretation and application of the PMIERs, or changes impacting loans purchased by the GSEs;
  the effects of the Enterprise Regulatory Capital Framework which, among other things, increases the capital requirements for the GSEs and reduces the credit they receive for risk transfer, which could impact their operations and pricing as well as the size of the insurable mortgage insurance market, and which may form the basis for future versions of the PMIERs;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and licenses or are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks including those that could impact our capital and liquidity positions;
  uncertainty from the upcoming discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could be impacted by the burdens placed on many servicers due to the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including as a result of the increased use of loan level pricing delivery methodologies that are less transparent than historical pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including potential changes in tax law and other matters currently under consideration in the U.S. Congress;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to forbearance, a repayment plan or a loan modification trial period granted in response to a financial hardship related to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, and whether we will have broad customer acceptance of these products and services;
  effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third party risks, including due to computer viruses, unauthorized access, cyber-attack, natural disasters or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com